As filed with the Securities and Exchange Commission on December 14, 2022

Registration No. 333- _________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

L3HARRIS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)	34-0276860 (I.R.S. Employer Identification No.)

1025 West NASA Boulevard Melbourne, Florida	32919
(Address of Principal Executive Offices)	(Zip Code)

L3HARRIS RETIREMENT SAVINGS PLAN
(Full title of the plan)

Scott T. Mikuen, Esq.
Senior Vice President, General Counsel and Secretary
L3HARRIS TECHNOLOGIES, INC.
1025 West NASA Boulevard
Melbourne, Florida 32919
(Name and address of agent for service)
(321) 727-9100
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the L3Harris Retirement Savings Plan (the “Retirement Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission are incorporated into this Registration Statement by reference and made a part hereof:
1.the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 25, 2022 (the “Annual Report”);
2.the portions of the Registrant’s Proxy Statement on Schedule 14A filed on March 11, 2022, as supplemented by the Registrant’s Definitive Additional Materials filed on March 30, 2022, that are specifically incorporated by reference into the Annual Report;
3.the Retirement Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2021, filed with the Commission on June 21, 2022;
4.the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 1, 2022, July 1, 2022 and September 30, 2022, filed with the SEC on April 29, 2022, July 29, 2022 and October 31, 2022, respectively;
5.the Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the Commission on January 3, 2022, January 24, 2022, April 25, 2022, May 9, 2022, June 30, 2022, July 22, 2022, August 3, 2022, August 4, 2022, September 27, 2022, November 28, 2022 and December 13, 2022, and our Current Report on Form 8-K/A filed with the Commission on April 25, 2022; and
6.the description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statements pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant or the Retirement Plan (other than any portion of such filings that are furnished under applicable rules of the Commission rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 11-K filed regarding the Retirement Plan after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such reports and other documents.

Any statement contained in a report or other document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.
Scott T. Mikuen, an employee of the Registrant and its Senior Vice President, General Counsel and Secretary, will pass upon certain legal matters in connection with the Common Stock covered by this Registration Statement for the Registrant. Mr. Mikuen participates in the Retirement Plan and also owns shares of the Registrant’s Common Stock, stock equivalent units and options to purchase shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
This power to indemnify applies to actions brought by or in the right of the corporation to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the prior paragraphs, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
The Registrant’s By-laws (“By-laws”) provide for indemnification of (among others) the Registrant’s current and former directors and officers to the full extent permitted by law. The Registrant’s By-Laws also provide that expenses (including attorneys’ fees) reasonably incurred by any such person in defending actions, suits or proceedings shall be paid or reimbursed by the Registrant promptly upon written demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Registrant of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), provides that its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions; or (d) for any transaction from which the director derived an improper personal benefit.
While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions described in the preceding paragraph apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as a director, and do not apply to officers of the Registrant who are not directors.
As permitted by the DGCL, the Registrant maintains officers’ and directors’ liability insurance that insures against claims and liabilities (with stated exceptions) that officers and directors of the Registrant may incur in such capacities. In addition, the Registrant has entered into indemnification agreements with each of the directors and executive officers pursuant to which each director and executive officer is entitled to be indemnified from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such indemnitee in connection with such action, suit or proceeding, including any appeals, to the fullest extent permitted by the DGCL.
The foregoing summaries are subject to the complete text of the DGCL and the Certificate of Incorporation, By-Laws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.
Not applicable

Item 8. Exhibits.
EXHIBIT INDEX
The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4(a)
Restated Certificate of Incorporation of L3Harris Technologies, Inc. (1995), as amended, incorporated herein by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 29, 2022. (Commission File Number 1-3863)

4(b)
By-Laws of L3Harris Technologies, Inc., as amended and restated effective December 8, 2022, incorporated herein by reference to Exhibit 3.b to the Registrant’s Current Report on Form 8-K filed with the Commission on December 13, 2022. (Commission File Number 1-3863)

4(c)
Specimen stock certificate for the Registrant’s Common Stock, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 Registration Statement No. 333-232482, filed with the Commission on July 1, 2019. (Commission File Number 1-3863)

4(d)(i)
L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 3, 2021. (Commission File Number 1-3863)

4(d)(ii)
Amendment One to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated April 5, 2021, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 3, 2021. (Commission File Number 1-3863)

4(d)(iii)
Amendment Two to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated April 5, 2021, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 3, 2021. (Commission File Number 1-3863)

4(d)(iv)
Amendment Three to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated May 12, 2021 incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 4, 2021. (Commission File Number 1-3863)

4(d)(v)
Amendment Four to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated May 12, 2021 incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 4, 2021. (Commission File Number 1-3863)

4(d)(vi)
Amendment Five to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated August 23, 2021 incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 29, 2021. (Commission File Number 1-3863)

4(d)(vii)
Amendment Six to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated September 27, 2021 incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 29, 2021. (Commission File Number 1-3863)

4(d)(viii)
Amendment Seven to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated September 27, 2021 incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 29, 2021. (Commission File Number 1-3863)

4(d)(ix)
Amendment Eight to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated October 7, 2021 incorporated herein by reference to Exhibit 10(i)(ix) to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 25, 2022. (Commission File Number 1-3863)

4(d)(x)
Amendment Nine to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated December 21, 2021 incorporated herein by reference to Exhibit 10(i)(x) to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 25, 2022. (Commission File Number 1-3863)

4(d)(xi)
Amendment ten to the L3Harris Retirement Savings Plan (Amended and Restated Effective January 1, 2021), dated March 28, 2022 incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 29, 2022. (Commission File Number 1-3863)

4(e)(i)
Amended and Restated Master Trust Agreement and Declaration of Trust, made as of December 2, 2003, by and between the Registrant and The Northern Trust Company, incorporated herein by reference to Exhibit 10(c) to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 28, 2004. (Commission File Number 1-3863)

4(e)(ii)
Amendment to the L3Harris Technologies, Inc. (formerly known as Harris Corporation) Master Trust, dated May 21, 2009, incorporated herein by reference to Exhibit 10(m)(ii) to the Registrant’s Annual Report on Form 10-K filed with the Commission on August 31, 2009. (Commission File Number 1-3863)

4(e)(iii)
Amendment to the L3Harris Technologies, Inc. (formerly known as Harris Corporation) Master Trust, dated December 8, 2009 and effective December 31, 2009, incorporated herein by reference to Exhibit 4(e)(iii) to the Registrant’s Registration Statement on Form S-8, Registration Statement No. 333-163647, filed with the Commission on December 10, 2009.

4(e)(iv)
Amendment to the L3Harris Technologies, Inc. (formerly known as Harris Corporation) Master Trust, dated and effective May 3, 2010, incorporated herein by reference to Exhibit 4(e)(iv) to the Registrant’s Registration Statement on Form S-8, Registration Statement No. 333-222821, filed with the Commission on February 1, 2018.

5*	Opinion of Scott T. Mikuen, Esq., Senior Vice President, General Counsel and Secretary of the Registrant, as to the validity of the securities registered hereby.
15*	Letter from Ernst & Young LLP regarding unaudited interim financial information.
23*	Consent of Scott T. Mikuen, Esq. (included in Opinion in Exhibit 5).
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Buchbinder Tunick & Company LLP.
24*	Powers of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fee Table.
* Filed or furnished herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on December 14, 2022.

L3HARRIS TECHNOLOGIES, INC.
By:	/s/ Christopher E. Kubasik
Christopher E. Kubasik

Each person whose signature appears below constitutes and appoints Scott T. Mikuen and Michele St. Mary, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Christopher E. Kubasik	Chair and Chief Executive Officer (Principal Executive Officer)	December 14, 2022
Christopher E. Kubasik

/s/ Michelle L. Turner	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	December 14, 2022
Michelle L. Turner

/s/ Corliss J. Montesi	Vice President, Principal Accounting Officer (Principal Accounting Officer)	December 14, 2022
Corliss J. Montesi

/s/ Sallie B. Bailey	Director	December 14, 2022
Sallie B. Bailey

/s/ Peter W. Chiarelli	Director	December 14, 2022
Peter W. Chiarelli

/s/ Thomas A. Corcoran	Director	December 14, 2022
Thomas A. Corcoran

/s/ Thomas A. Dattilo	Director	December 14, 2022
Thomas A. Dattilo

/s/ Roger B. Fradin	Director	December 14, 2022
Roger B. Fradin

/s/ Joanna L. Geraghty	Director	December 14, 2022
Joanna L. Geraghty

/s/ Harry B. Harris	Director	December 14, 2022
Harry B. Harris

/s/ Lewis Hay, III	Director	December 14, 2022
Lewis Hay, III

/s/ Lewis Kramer	Director	December 14, 2022
Lewis Kramer

/s/ Rita S. Lane	Director	December 14, 2022
Rita S. Lane

/s/ Robert B. Millard	Director	December 14, 2022
Robert B. Millard

/s/ Lloyd W. Newton	Director	December 14, 2022
Lloyd W. Newton

/s/ Christina L. Zamarro	Director	December 14, 2022
Christina L. Zamarro

Pursuant to the requirements of the Securities Act of 1933, the Trustees (or other persons who administer the Retirement Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on December 14, 2022.

L3HARRIS RETIREMENT SAVINGS PLAN Employee Benefits Committee, as Plan Administrator

By:	/s/ Natalie Lee
Natalie Lee, Chairperson